Exhibit 11.2

November 13, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We herby consent to the use of our audit report dated May 3, 2017, with respect to the financial statements of GreenMo Inc. in this offering statement on Form 1-A/A. We also consent to the reference to us under the caption “Experts” in this Offering Statement.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP